Exhibit 10.1

Execution Copy

AMENDED AND RESTATED NEWSPRINT PURCHASE CONTRACT

This Amended and Restated Newsprint Purchase Contract (this “Agreement”) is made as of January 18, 2008 (the “Execution Date”) and is effective upon a Change in Control of SP (the “Effective Date”), by and between SP Newsprint Co., a Georgia general partnership (f/k/a Southeast Paper Manufacturing Company) (“SP”), and Media General Operations, Inc., a Delaware corporation (“Media General” or “Purchaser”). SP and Purchaser are referred to herein as the “Parties” and each, individually, as a “Party”. If a Change in Control of SP does not occur, this Agreement will be of no force or effect and the Original Media General Agreement will govern the relationship between the Parties.

WHEREAS, SP entered into separate Newsprint Purchase Contracts, each dated September 5, 2007, with Media General (“Original Media General Agreement”), The McClatchy Company (“McClatchy”), a Delaware corporation (“Original McClatchy Agreement”), and Cox Newsprint Supply, Inc. (“Cox”), a Delaware corporation (“Original Cox Agreement”) (with the Original Media General Agreement, Original McClatchy Agreement and Original Cox Agreement, collectively, referred to herein as “Original Purchase Contracts” and the parties thereto and hereto, other than SP, individually referred to as a “Company” and collectively referred to herein as the “Companies”);

WHEREAS, SP and the Companies desire to amend and restate the Original Purchase Contracts, effective as of the Effective Date; and

WHEREAS, simultaneously with the execution of this Agreement, SP is entering into similar agreements with each of McClatchy (“Amended and Restated McClatchy Agreement”) and Cox (“Amended and Restated Cox Agreement”) (with this Agreement, the Amended and Restated McClatchy Agreement and the Amended and Restated Cox Agreement, collectively referred to herein as “Purchase Contracts”) for the purchase of newsprint from SP’s then-current facilities, including any SP facilities owned, acquired or otherwise utilized by SP after the Effective Date (“SP Facilities,” and, collectively with the then-current facilities of White Birch Paper Company, the “WB Facilities”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	TERM

1.1	SP agrees to sell and Purchaser agrees to purchase white standard commercial newsprint paper (in accordance with the specifications set forth in Section 6 below) (“Newsprint”) upon the terms and conditions contained herein. Subject to Section 1.2, this Agreement shall be for an initial term of five (5) years from the Effective Date unless sooner terminated as provided herein and will automatically renew for successive five (5) year terms unless terminated by either Party upon prior written notice to the other Party at least one year prior to the expiration of the then-current term.

1.2	Notwithstanding Section 1.1, if there is a Change in Control of SP (i) the initial term of this Agreement shall be six (6) years from date of the Change in Control unless sooner terminated as provided herein; and (ii) such six (6) year term will automatically renew for successive one (1) year terms unless terminated by either Party upon prior written notice to the other Party at least two (2) years prior to the expiration of the then-current term. For clarification, following a Change in Control of SP, this Agreement will terminate six (6) years from the date of the Change in Control if written notice of such termination is received prior to the fourth anniversary of the date of the Change in Control. The following example is provided for further clarification:

Following a Change in Control of SP that is effective as of January 1, 2008, the initial term of this Agreement would end six (6) years after January 1, 2008 (or December 31, 2013), except that this Agreement will automatically renew for an additional one (1) year term unless written notice of termination is received prior to January 1, 2012. Further, this Agreement will be extended for additional renewal terms of one (1) year each unless written notice of termination is received prior to January 1 of the preceding year. As a result, in order for a Party to terminate this Agreement effective December 31, 2014, written notice of such termination must be received prior to January 1, 2013.

“Change in Control” shall mean the: (a) consolidation or merger of an entity with or into any entity in which the interest holders or shareholders of the first entity immediately prior to such transaction are not holders of a majority of the voting power of the surviving entity immediately thereafter; (b) sale, transfer, or other disposition of all or substantially all of the assets of an entity to a person or entity; or (c) acquisition by any person or entity, or group of persons or entities acting in concert, of Control of the outstanding voting securities or other ownership interests of an entity. “Control” or “Controlled” shall mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

2.	PURCHASE OBLIGATIONS

2.1	Amount.

Purchaser agrees to purchase Newsprint from SP in the annual amount of 35,000 tons of Newsprint per calendar year (“Annual Tonnage Commitment”). Such annual amount will be (i) purchased from SP’s mill located near Dublin, Georgia; (ii) pro rated for any partial year under this Agreement; and (iii) purchased by Purchaser at an approximate rate of  1/12 of the annual tonnage per month. Notwithstanding subsection (i) in the preceding sentence, if the location to which Newsprint is to be delivered to Purchaser has previously qualified for shipment of Newsprint from an alternate WB Facility, then, subject to Purchaser’s prior written consent, SP may promptly provide Newsprint from such alternate WB Facility so long as (a) SP bears all incremental costs associated with such shipments, (b) any applicable freight savings are provided to Purchaser, and (c) for purposes of calculating the Freight Allowance (as defined below), the SP Facility from which the applicable shipment was originally scheduled to be shipped is used in the calculation of the Freight Allowance.

On or prior to September 30 of each calendar year, Purchaser may elect, on an annual basis and with the prior written consent of SP, to increase Purchaser’s Annual Tonnage Commitment for the following calendar year (which increased Annual Tonnage Commitment will be effective only for such calendar year) to an amount not to exceed the amount of Newsprint purchased by Purchaser from SP during the previous twelve (12) month period at the prices set forth in this Agreement. In addition, on or prior to September 30 of each calendar year, Purchaser may elect in Purchaser’s sole discretion, on an annual basis, to reduce (but not below 35,000 tons of Newsprint) Purchaser’s Annual Tonnage Commitment for the following calendar year (which reduced Annual

Tonnage Commitment will be effective only for such calendar year) by an amount not greater than one-third of the Excess Tonnage (as defined below), at the time Purchaser first elects to reduce its Annual Tonnage Commitment, purchased at the prices set forth in this Agreement.

The Annual Tonnage Commitment for the following calendar year shall remain unchanged if the Annual Tonnage Commitment is not increased or reduced in accordance with the foregoing paragraph for the following calendar year on or prior to September 30 of each calendar year.

Under this Agreement, “Excess Tonnage” means Purchaser’s Annual Tonnage Commitment for a given calendar year in excess of 35,000 tons. For example, if, during the 2009 calendar year, Purchaser’s Annual Tonnage Commitment is equal to 50,000 tons of Newsprint, then Purchaser’s “Excess Tonnage” for the calendar year 2009 will be equal to 15,000 tons of Newsprint. In accordance with subsection (ii) of the preceding paragraph, if Purchaser elects to reduce its Annual Tonnage Commitment to 35,000 tons, then, for each of the calendar years 2010, 2011 and 2012, Purchaser may reduce Purchaser’s Annual Tonnage Commitment by a maximum of 5,000 tons of Newsprint per year (but not below 35,000 tons of Newsprint).

The Parties agree that Media General’s Excess Tonnage as of the Execution Date is equal to 20,000 tons, with such Excess Tonnage to be supplied from SP’s mill located near Dublin, Georgia.

This Section 2.1 does not limit or otherwise alter the term of this Agreement as set forth in Section 1 above.

Except as set forth in this Section 2.1, purchases of Newsprint in excess of Purchaser’s Annual Tonnage Commitment and/or changes in allotments for each SP Facility will be subject to the mutual agreement of Purchaser and SP.

For purposes of this Section 2.1, a ton means a short (2,000 lb.) ton with the tonnage obligations being actual tons as weighed on a scale (and not recalculated on an equivalent ton basis if average basis weight changes).

2.2	Shortages.

If the amount of Newsprint available for distribution by SP in any given month is, or is reasonably estimated by SP to be, less than the amount to be supplied by SP to (a) Companies, (b) customers with a firm written commitment from SP with an initial term of at least two years, and (c) customer locations of SP where SP has been the sole supplier of Newsprint for a period of at least six months preceding the applicable month of such shortage (all of the above, collectively with Companies, the “Take-or-Pay Customers”), the Parties will cooperate in good faith to adjust the amount of tonnage to be distributed to Purchaser for such month, including adjusting any scheduled monthly deliveries and/or providing for increased shipments in a subsequent month. SP also agrees to work with other Take-or-Pay Customers to make adjustments in their tonnage distributions (including any scheduled monthly deliveries and/or providing for increased shipments in a subsequent month). If the Parties do not mutually agree to adjust such scheduled monthly deliveries and/or provide for increased shipments in a subsequent month, (i) such shortage shall first be allocated among all of the customers of SP, other than Take-or-Pay Customers, and to the extent a shortage still exists, any remaining shortage shall be allocated among the Take-or-Pay Customers in proportion to the amount of Newsprint actually purchased from SP by the Take-or-Pay Customers in the prior three months, and (ii) the Annual Tonnage Commitment will, upon Purchaser’s request, be reduced by the amount of the shortage applicable to Purchaser for a period of twenty-four (24) months (or such lesser period as Purchaser may elect) from the expiration of the Shortage Cure Period. Notwithstanding the foregoing, if the location to which Newsprint is to be delivered to Purchaser has previously qualified for shipment of Newsprint from an alternate WB Facility, then, subject to Purchaser’s prior written consent, SP may, within ninety (90) days of the date shipment of Newsprint was not received by Purchaser as a result of such shortage (such ninety (90) day period, the “Shortage Cure Period”), cure such shortage by shipping Newsprint from such alternate WB Facility so long as (a) SP bears all incremental costs associated with such shipments, (b) any applicable freight savings are provided to Purchaser, and (c) for purposes of calculating the Freight Allowance, the SP Facility from which the applicable shipment was originally scheduled to be shipped is used in the calculation of the Freight Allowance.

2.3	Affiliates.

“Affiliate” shall mean, as applied to a specified entity, (i) any other entity that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified entity, (ii) any other entity that directly or indirectly, through one or more intermediaries, owns 50% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of the specified entity, or (iii) any other entity 50% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of which is owned or Controlled by the specified entity. Purchases of Newsprint, at Purchaser’s price, by or for the benefit of Purchaser’s Affiliates from SP shall count toward the fulfillment of Purchaser’s Annual Tonnage Commitment under Section 2.1 of this Agreement.

Notwithstanding the foregoing paragraph, if an entity becomes an Affiliate of Purchaser and such entity had in force a Newsprint purchase contract with SP at the time it became an Affiliate, either, at Purchaser’s election (a) the quantity of Newsprint purchased by such entity may, upon Purchaser’s request, count toward Purchaser’s fulfillment of its Annual Tonnage Commitment under Section 2.1 hereof and such Affiliate shall be entitled to Purchaser’s purchase price for Newsprint, or (b) the quantity of Newsprint purchased by such entity will not count toward Purchaser’s fulfillment of its Annual Tonnage Commitment under Section 2.1 hereof and such Affiliate will not be entitled to Purchaser’s purchase price for Newsprint until the earlier of (x) the expiration or termination of such Affiliate’s then-current agreement to purchase Newsprint from SP, and (y) twelve (12) months after Purchaser’s written notice to SP that Purchaser has acquired such Affiliate and is electing to count the quantity of Newsprint purchased by such entity toward Purchaser’s fulfillment of its Annual Tonnage Commitment. For clarification, upon the earlier of (x) and (y) set forth in the preceding sentence, the quantity of Newsprint purchased by such entity will count toward Purchaser’s fulfillment of Purchaser’s Annual Tonnage Commitment under Section 2.1 hereof and such Affiliate shall be entitled to Purchaser’s purchase price for Newsprint.

Except to the extent that Purchaser partially assigns this Agreement pursuant to Section 13, if Purchaser divests an Affiliate, and/or sells a publication or publications, then, upon the prior written consent of SP (which consent will not be unreasonably withheld or delayed), the purchases of Newsprint by such divested entity (or buyer of divested assets to the extent such purchases do not exceed the amount of Newsprint purchased by such divested entity (or relating to such divested assets) during the preceding twelve (12) month period) shall in each subsequent month count towards fulfillment of Purchaser’s Annual Tonnage Commitment set forth in Section 2.1 of this Agreement; provided, however, if SP does not consent to allow purchases by such divested entity or buyer of divested assets to count towards fulfillment of Purchaser’s Annual Tonnage Commitment set forth in Section 2.1 of this Agreement, then the Annual Tonnage Commitment will be reduced by the amount of Newsprint purchased by such divested entity (or relating to such divested assets) during the preceding twelve (12) month period.

Notwithstanding any other provision in this Agreement, each Party will be responsible for its Affiliates’ (other than divested Affiliates) compliance with the terms and conditions of this Agreement.

3.	PRICE

3.1	Price Per Ton.

The price per ton (2,000 pounds) of Newsprint to be paid by Purchaser under this Agreement shall be the Weighted Average Price (as defined below) of all Purchase Contracts to purchase Newsprint executed by Media General, McClatchy and Cox, calculated in accordance with the methodology set forth in Section 3.2 below (not to be reduced by any freight allowances). Such price per ton will be determined at the time of shipment for deliveries to the destination to which Purchaser directs, less any discounts as may be determined by SP. If one or more Purchase Contracts are terminated or if additional Purchase Contracts are added pursuant to Section 13 of this Agreement, the price per ton of Newsprint will equal the Weighted Average Price of the Purchase Contracts then in effect. The price per ton by basis weight of Newsprint shall be the same for each Company.

3.2	Pricing Methodology.

For each SP Facility, Purchasers will provide a blind listing of all of its current purchase orders in the applicable Geographic Location (as defined below), excluding Spot Tonnage (as defined below) and Newsprint purchased from SP, from newsprint suppliers with whom Purchasers have no equity interest to the appropriate corporate officer as designated by SP, which listing will include the following information for each purchase order:

(a)	the transaction price, as determined in accordance with generally accepted accounting principles;

(b)	the tonnage for the month;

(c)	the basis weight; and

(d)	modifications to any previously submitted purchase orders, setting forth purchase prices actually paid by Purchaser (less any discounts or rebates received by Purchaser), tonnage actually received by Purchaser, and identifying the month originally submitted. The intent of such modifications is to accurately submit the price actually paid and tons actually received from each applicable newsprint supplier.

SP will provide an initial estimate of the purchase price for the applicable quarter based upon such information and based upon market forecasts. Invoices for the first two months of the quarter will reflect the initial estimated quarterly purchase prices and will be subject to adjustment based on modifications to the estimated quarterly purchase prices resulting from the information submitted above. Invoices for the third month of the quarter will be based on the final estimated quarterly purchase price calculated based on the weighted average of blind listings (and modifications of previously submitted purchase orders for the quarter) received by the first day of the third calendar month of the quarter. In addition, SP will issue a credit or debit memo pertaining to all invoices for the first two months of the quarter based on this final estimated quarterly purchase price by the 15th day of the third month of the quarter.

SP will determine the actual Weighted Average Price and a credit or debit memo will be issued within 90 calendar days, 180 calendar days and 270 calendar days after the end of each calendar quarter based on modifications submitted in the Purchasers’ blind listings that are provided subsequent to the end of the quarter. The following example is provided to clarify this methodology:

For the first calendar quarter of 2008, SP determines an estimated weighted average quarterly price of $600 based on purchase orders submitted by Purchasers (of $590) and market forecasts as of the first day of January 2008. This estimated weighted average quarterly price will be the purchase price initially invoiced for January and February 2008.

On February 1, SP receives the blind listing and adjustments relating to January purchase orders for use in calculating the quarterly price. While no prices are modified as a result of this submission, the estimated weighted average quarterly price for February is $605.

On March 1, SP receives the blind listing and adjustments related to purchase orders for the first quarter and determines the estimated weighted average March purchase price to be $610. Thus, the estimated weighted average quarterly price is $601.67 (i.e., the weighted average of $590, $605 and $610). March shipments are invoiced at $601.67 and January and February shipments are issued a debit memo for $1.67 ($601.67 less previous billing of $600).

On each of April 1, May 1 and June 1, respectively, SP receives the blind listing for April, May and June as well as any additional modifications to purchase orders submitted for January, February and March. The second quarter price is determined as noted above. Modifications for January – March purchase orders that have been received in April, May and June are used to determine the estimated weighted average price for the first quarter. A debit or credit memo is issued, on or prior to June 30, for any difference between such estimated weighted average price and the estimated weighted average price determined in March for the first quarter.

On each of July 1, August 1 and September 1, respectively, SP receives the blind listing for July, August and September as well as any additional modifications to purchase orders submitted for January, February, March, April, May and June. The third quarter price is determined as noted above. Modifications for January – March purchase orders that have been received in July, August and September are used to determine the estimated weighted average price for the first quarter. A debit or credit memo is issued, on or prior to September 30, for any difference between such estimated weighted average price and the estimated weighted average price determined in June for the first quarter. Modifications for April – June purchase orders that have been received in July, August and September are used to determine the estimated weighted average price for the second quarter. A debit or credit memo is issued, on or prior to September 30, for any difference between such estimated weighted average price and the estimated weighted average price determined in June for the second quarter.

On each of October 1, November 1 and December 1, respectively, SP receives the blind listing for October, November and December as well as any additional modifications to purchase orders submitted for January, February and March. The fourth quarter price is determined as noted above. Modifications for January – March purchase orders that have been received in October, November and December are used to determine the final Weighted Average Price for the first quarter. A debit or credit memo is issued, on or prior to December 31, for any difference between such final Weighted Average Price and the estimated weighted average price determined in September for the first quarter. The same methodology is used for making modifications to the estimated weighted average price for the second, third and fourth quarters as noted above.

The example set forth above assumes that Newsprint is purchased by Purchaser at a rate of 1/12 of the annual tonnage per month. To the extent a greater or lesser amount of Newsprint is purchased by Purchaser in any given month, the estimated weighted average quarterly price and final Weighted Average Price will be calculated on a weighted average basis to account for such greater or lesser amounts of Newsprint.

Under this Agreement, “Weighted Average Price” means, for each Geographic

Location, the price determined by calculating the weighted average Normalized Price in an applicable quarter minus (after such calculation) the Price Discount. For clarification, to the extent a greater or lesser amount of Newsprint is purchased by Purchaser in any given month, the Weighted Average Price will be calculated on a weighted average basis to account for such greater or lesser amounts of Newsprint.

“Normalized Price” means the price per ton of Newsprint determined, in accordance with the methodology set forth on Attachment A, by normalizing the blind listings provided by Purchasers relating to varying basis weights.

“Price Discount” means (i) for the first three years following the Effective Date, 1% per ton; (ii) for the fourth, fifth and sixth years following the Effective Date, 2% per ton; and (iii) for each twelve-month period thereafter, 1.6% per ton.

Under this Agreement, “Spot Tonnage” means those arrangements made between Purchaser and third-party sellers of newsprint that do not reflect regular, ongoing or contract business between Purchaser and such seller. Spot Tonnage includes, but is not limited to, newsprint imported from offshore newsprint producers, newsprint sold by merchants and brokers, and arrangements made between Purchaser and third-party sellers, in each instance, that are designed to move and/or sell incremental tons of newsprint with an incentive that is below the prevailing market price, for a specific period of time, between Purchaser and such third-party seller.

Under this Agreement, “Geographic Location” means “East Coast Geographic Locations” and “West Coast Geographic Locations.” “East Coast Geographic Locations” mean Purchaser’s printing facilities that are located East of the Rocky Mountains in the United States. “West Coast Geographic Locations” mean Purchaser’s printing facilities that are located West of the Rocky Mountains in the United States. For clarification, a Weighted Average Price will be calculated for each Geographic Location for purchases of Newsprint from the SP Facility in such Geographic Location (i.e., purchases of Newsprint from the SP Facility located near Dublin, Georgia will be subject to the Weighted Average Price for the East Coast Geographic Location; purchases of Newsprint from the SP Facility located near Newberg, Oregon will be subject to the Weighted Average Price for the West Coast Geographic Location).

An example of the pricing methodology is set forth on Attachment A to this Agreement.

3.3	Change in Control.

If there is a Change in Control of SP, then Media General, McClatchy and Cox, will select an independent third-party accounting firm reasonably acceptable to SP (or its successor, if applicable) to receive the information described in Section 3.2 from Companies with respect to pricing under this Agreement and the other Purchase Contracts. Such third-party accounting firm will be selected by a majority of Media General, McClatchy and Cox (with Media General, McClatchy and Cox, having one vote). Any fees attributable to such third-party accounting firm will be borne equally by Companies. The third-party accounting firm will forward the price calculations to the appropriate corporate officer as designated by SP (or its successor, if applicable) in accordance with section 3.2 herein. Any pricing submitted to such third-party accounting firm by Companies as well as calculations derived by such third-party accounting firm will be subject to audit by SP (or its successor, if applicable). In connection with such audit, SP (or its successor, if applicable) will utilize a separate third-party accounting firm acceptable to Media General, McClatchy and Cox (which acceptance will not be unreasonably withheld). Cost of such audit will be borne by SP (or its successor, if applicable). If, as a result of such audit, an overpayment or underpayment for the audited period has occurred, a credit or debit memo will be issued.

4.	SHIPMENT

4.1	The Newsprint shall be shipped in rolls with freight allowed to such destinations as Purchaser shall specify. Freight costs shall not include warehousing, storage, local cartage, delivery or similar charges not customarily allowed in SP Newsprint agreements, with such costs to be borne by Purchaser.

4.2	Route and carrier shall be determined by SP, and delivery will be made by truck or rail f.o.b. SP’s Facility with freight prepaid to destination.

4.3	As an incentive for Purchaser to select shipping destinations beneficial to SP, a freight allowance (“Freight Allowance”) will be offered by SP for each Company shipping destination that has all-in freight rates for tons purchased by Purchaser under this Agreement that are lower than SP’s average all-in freight rate. Such Freight Allowance will be determined as follows:

(a)	SP will calculate its average all-in freight rate for all of its customers located in the United States for each SP Facility for the then-current calendar quarter to establish a freight rate baseline.

(b)	SP will calculate Purchaser’s average all-in freight rate under this Agreement for each SP Facility and each Company shipping destination for the then-current calendar quarter.

(c)

Purchaser will be entitled to a Freight Allowance for the subsequent calendar quarter for each Company shipping destination with an all-in freight rate calculated in Section 4.3(b) that is lower than SP’s freight rate baseline calculated in Section 4.3(a). For clarification, the Freight Allowance will be calculated separately for each SP Facility and each Company shipping destination, with such Freight Allowance being calculated as the difference per ton between the freight rate baseline and the Purchaser’s all-in freight rate. No Freight Allowance will be paid for any Purchaser shipping destination with all-in freight rates that exceed the applicable freight rate baseline for then-current quarter. Freight Allowances will be calculated and revised on a quarterly basis, with any applicable changes being applied to all shipments beginning on the first calendar day of each quarter and ending on the last calendar day of each quarter.

(d)	The Freight Allowance, if applicable, will be applied to all tons shipped to the shipping destination of Purchaser from each SP Facility during such calendar quarter.

(e)	Payment of the Freight Allowance will be made in a manner that is mutually agreed to by the Parties. For example, Freight Allowances may be aggregated for all Purchaser shipping destinations to which Newsprint is provided under this Agreement and issued by SP monthly or quarterly as a single credit, or issued as a credit to individual invoices.

An example of the Freight Allowance methodology is set forth on Attachment B to this Agreement.

5.	TITLE

Title to the Newsprint shall pass to Purchaser in the event of shipment by independent carrier upon delivery to such independent carrier, or its agent, consigned to Purchaser, or in the event of shipment by other than independent carrier, upon delivery to Purchaser or its agent.

6.	SPECIFICATIONS

The basis weight of the Newsprint shall be customary ranges defined from time-to-time as newsprint (e.g., 43 grams per meter squared (gsm) to 52.1 gsm). Purchaser shall provide SP, prior to the 15th day of each month, with complete specification expressed in tons with respect to core size, roll widths and diameter for the shipments to be made during the following month. If SP fails to receive such specification from Purchaser, SP may deliver Newsprint in accordance with the specifications last received. Rolls shall be wound on non-returnable paper cores unless Purchaser requests returnable metal tip cores.

Quality specifications are set forth in Attachment C to this Agreement. Attachment C may be amended from time-to-time upon the prior written approval of both Parties, which approval will not be unreasonably withheld or delayed, to reflect changes in applicable industry standards during the term of this Agreement.

If Newsprint delivered to Purchaser by SP does not comply with the quality specifications set forth on Attachment C, Purchaser will notify SP in writing (or by telephone or email if promptly confirmed in writing by Purchaser) promptly upon Purchaser’s knowledge of such non-compliance, including providing SP with reasonably specific detail of the items and reasons for such non-compliance. Upon SP’s receipt of such notice of non-compliance, (i) SP will use commercially reasonable efforts to remedy such non-compliance (and, upon SP’s reasonable request, Purchaser will use commercially reasonable efforts to assist SP in its attempt to remedy such non-compliance provided that Purchaser shall not be required to assist with or accept any remedy that is inconsistent with Purchaser’s past practices), and/or (ii) if the location to which Newsprint is to be delivered to Purchaser has previously qualified for shipment of Newsprint from an alternate WB Facility, then, subject to Purchaser’s prior written consent, SP may, within ninety (90) days of SP’s receipt of such notice of non-compliance (such ninety (90) day period, the “Quality Cure Period”), cure such non-compliance by shipping conforming Newsprint from such alternate WB Facility so long as (a) SP bears all incremental costs associated with such shipments, (b) any applicable freight savings are provided to Purchaser, and (c) for purposes of calculating the Freight Allowance, the SP Facility from which the applicable shipment was originally scheduled to be shipped is used in the calculation of the Freight Allowance. If SP remedies such non-compliance as to quality and quantity of Newsprint within the Quality Cure Period, there will be no adjustment to Purchaser’s Annual Tonnage Commitment. If SP is unable to provide Newsprint in the required quantities that complies with the quality specifications set forth on Attachment C within the Quality Cure Period, Purchaser may elect to reduce its Annual Tonnage Commitment (i) for a period of twenty-four (24) months (or such lesser period as Purchaser may elect) from the expiration of the Quality Cure Period, by an amount, calculated on an ongoing basis, equal to the Tonnage Reduction Amount.

The “Tonnage Reduction Amount” means the amount of Newsprint that SP is obligated to provide under this Agreement minus the amount of Newsprint that SP delivers in accordance with the quality specifications set forth on Attachment C.

In addition, if (a) Newsprint delivered to Purchaser by SP does not comply with the quality specifications set forth on Attachment C and SP does not cure such failure as to quality and quantity within the ninety (90) day period set forth above two (2) or more times during any twelve (12) month period, and (b) such non-conforming Newsprint equals at least ten thousand (10,000) tons, then, Purchaser may elect, within sixty (60) days of the occurrence of the second (or more) such failure to conform, to terminate this Agreement upon sixty (60) days prior written notice to SP. For example, if there are five occurrences of such noncompliance that are not cured within the ninety (90) period set forth above and Purchaser has not elected to terminate, Purchaser may still elect to terminate within sixty (60) days of the most recent uncured noncompliance if the last two occurrences (i.e., the fourth and fifth occurrences) were within the preceding twelve (12) month period. The foregoing termination right is not an exclusive remedy and is in addition to any other rights or remedies Purchaser may have under this Agreement at law or in equity.

7.	INVOICES

Invoices shall be based on the gross weight of rolls on shipment, including paper, wrappings and plugs.

8.	TERMS OF PAYMENT AND TAXES

Terms of payment shall be net cash no later than the last day of the month for Newsprint delivered to Purchaser during the previous month. Interest at the rate of either 6% per annum or the “Base Rate” charged from time to time by Citibank, New York, New York, plus 1%, whichever is greater, shall be paid on all amounts remaining unpaid following the due dates. Any taxes, levies, rates, assessments or duties imposed by any governmental authority, other than taxes measured by SP’s profits, which directly or indirectly apply to the Newsprint, shall be paid by Purchaser.

9.	CLAIMS

No allowance shall be made for Newsprint left on cores or for waste or damage after delivery of the Newsprint to a carrier for shipment to Purchaser, unless such damage is not visible on delivery in which case a claim must be made by Purchaser to SP within fifteen (15) days after the removal of the wrapper. No claim shall be allowed for consequential damage. In case of a claim by Purchaser of any nature with respect to any shipment of the Newsprint pursuant hereto, Purchaser shall notify SP thereof within 15 days after the receipt of such shipment. If Purchaser fails to give such notice, it shall be deemed to have waived such claim.

10.	CONTINGENCIES

In case SP shall be unable or fail at any time to supply or ship any Newsprint covered by this Agreement because of war, terrorist attack, national defense, riot, civil commotion, act of the public enemy, act of God, fire, explosion, accident, strike, lockout, labor disturbances, flood, drought, embargo, or any other delay or contingency resulting from a cause or causes beyond its reasonable control (“force majeure”), SP shall not be liable to Purchaser for any failure to supply such Newsprint in proportion to the extent of such disability nor for any delay due to force majeure; and if Purchaser shall be unable or shall fail at any time to take any of the Newsprint in consequence of force majeure, Purchaser likewise shall not be liable to SP for any such failure in proportion to its disability or for any delay. Notwithstanding the foregoing, Purchaser agrees to accept shipments in transit when any of the above described events occur.

11.	DEFAULT

If Purchaser fails to pay any amount due hereunder or fails to perform any other provisions of this Agreement, SP may, notwithstanding any other provisions of this Agreement, and in addition to any other remedies available to it under applicable law, make deliveries subject to payment upon presentation of sight draft attached to Bill of Lading or refuse to furnish any additional Newsprint hereunder to Purchaser and declare the obligations of Purchaser hereunder due forthwith, but Purchaser shall remain liable to SP for all loss and damage sustained by reason of such failure.

SP may, at its sole discretion, terminate this Agreement upon fifteen (15) calendar days’ written notice if more than $500,000, including interest, is undisputed and owed under this Agreement by Purchaser to SP and is overdue for seventy-five (75) calendar days or more; provided, however, that SP may not so terminate this Agreement if Purchaser pays all such amounts owed and outstanding, including interest, within such fifteen (15) day period.

12.	NOTICES

Except as otherwise expressly set forth in this Agreement, all notices given hereunder shall be in writing and shall be delivered in hard copy using one of the following methods and shall be deemed delivered upon receipt: (i) by hand, (ii) by an express courier with a reliable system for tracking delivery, or (iii) by registered or certified mail, return receipt requested, postage prepaid. Unless otherwise notified by a Party to the other Party in the manner specified above, the foregoing notices shall be delivered as follows:

If to SP:

SP Newsprint Co.

Vice President of Marketing

245 Peachtree Center Avenue

Atlanta, Georgia 30303

with a copy to:

SP Newsprint Co.

Vice President of Operations

245 Peachtree Center Avenue

Atlanta, Georgia 30303

If to Purchaser:

Media General Operations, Inc.

c/o Media General, Inc.

333 East Franklin Street

Richmond, VA 23219

Attn: Treasurer

with a copy to:

Media General Operations, Inc.

c/o Media General, Inc.

333 East Franklin Street

Richmond, VA 23219

Attn: General Counsel

13.	ASSIGNMENT

Except as otherwise set forth below in this Section 13, this Agreement may not be assigned by either Party without the written consent of the other Party and any such attempted assignment will be void. This Agreement may be assigned by a Party, without the consent of the other Party, upon written notice to other Party (i) in connection with a Change in Control of a Party, (ii) in the case of Purchaser, to an Affiliate; provided, however, such assignment will not relieve Purchaser of its obligations hereunder, or (iii) in the case of SP, by SP to one or more lenders as security for indebtedness for borrowed money.

Additionally, upon the prior written consent of SP (which consent will not be unreasonably withheld or delayed), if Purchaser divests an Affiliate that received, and/or sells a publication or publications that consumed, at least five thousand (5,000) tons of Newsprint under this Agreement from SP during the preceding twelve (12) month period and such divested entity or buyer of divested assets agrees to be bound by terms and conditions substantially similar to the terms and conditions set forth in this Agreement (including, without limitation, agreeing to an annual tonnage commitment for the remainder of the term of this Agreement), then, Purchaser may assign its rights and delegate its obligations to such divested entity or buyer of divested assets; provided, however, if SP does not consent to such assignment, then the Annual Tonnage Commitment will be reduced by the amount of Newsprint purchased by such divested entity (or relating to such divested assets) during the preceding twelve (12) month period. Upon such assignment and delegation (or other assignment and delegation consented to in writing by SP), (i) such divested entity (or buyer of divested assets) will be included in the definition of “Companies” under this Agreement solely to the extent of the Annual Tonnage Commitment assigned by Purchaser to such divested entity or buyer of divested assets (including, for clarification, the submission of pricing data to SP in accordance with Section 3 of this Agreement); (ii) the agreement between SP and such divested entity or buyer of divested assets will be included with the definition of “Purchase Contracts” under this Agreement solely to the extent of the Annual Tonnage Commitment assigned to such divested entity or buyer of divested assets (including, for clarification, the submission of pricing data to SP in accordance with Section 3 of this Agreement); and (iii) the Annual Tonnage Commitment set forth in Section 2.1 shall be reduced by an amount equal to the annual tonnage commitment that the third party agrees to purchase from SP for such period under this Agreement as the third party agrees to make such annual tonnage commitment, and Purchaser shall be fully released with respect to all obligations relating thereto.

14.	CONTRACT COMPLETE

This Agreement sets forth the entire agreement of the Parties, including all of the terms and conditions of the agreement between the Parties with respect to the sale and purchase of the Newsprint, and supersedes all prior executed and unexecuted versions of this Agreement. This Agreement may not be altered in any respect by either Party, except with the consent of both Parties in writing executed by their respective duly authorized officers; provided, however, prior to a Change in Control of SP, this Agreement may not be altered in any respect by either Party, except with consent of both Parties in writing executed by their respective duly authorized officers and the prior consent of the SP Management Board. This Agreement is the valid and binding Agreement of the Parties and their permitted successors and assigns. The Parties acknowledge that newsprint purchase contracts are frequently treated by the parties thereto and by the newsprint and newspaper industries merely as expressions of intent, and not as binding contractual commitments legally enforceable in accordance with their terms. However, the Parties expressly disclaim and negate such usage of trade or industry practices, and any prior course of dealing between the Parties, or between SP and others, which may have followed such usage of trade, and the Parties explicitly agree and affirm that this Agreement is valid, binding and legally enforceable upon them in accordance with its terms, and that either Party may seek specific performance hereof in a court of appropriate jurisdiction.

15.	CONFIDENTIALITY

15.1	Confidential Information.

From time to time, either Party (the “Disclosing Party”) may disclose or make available to the other Party (the “Receiving Party”), whether orally or in physical form, confidential or proprietary information concerning the Disclosing Party and/or its business, products, services or deliverables from its professional advisors or agents

(together, “Confidential Information”) in connection with this Agreement. Each Party agrees that during the term of this Agreement and thereafter (i) it will use Confidential Information belonging to the Disclosing Party solely for the purpose(s) of this Agreement and (ii) it will take all reasonable precautions to ensure that it does not disclose Confidential Information belonging to the Disclosing Party to any third party (other than the Receiving Party’s employees, agents and/or professional advisors on a need-to-know basis who are made aware of the nondisclosure and limited use obligations contained herein) without first obtaining the Disclosing Party’s written consent. The Receiving Party is responsible for any breach of the confidentiality provisions of this Agreement by its employees or agents. Upon request by the Disclosing Party, the Receiving Party will return all copies of any Confidential Information to the Disclosing Party. For Confidential Information that does not constitute “trade secrets” under applicable law, these confidentiality obligations will expire three (3) years after the termination or expiration of this Agreement.

15.2	Exceptions.

For purposes hereof, “Confidential Information” will not include any information that the Receiving Party can establish by written evidence (i) was independently developed by the Receiving Party without use of or reference to any Confidential Information belonging to the Disclosing Party; (ii) was acquired by the Receiving Party from a third party having the legal right to furnish same to the Receiving Party; (iii) was at the time in question (whether at disclosure or thereafter) generally known by or available to the public (through no fault of the Receiving Party); or (iv) was in possession of or known to the Receiving Party prior to the disclosure by the Disclosing Party.

15.3	Governmental Authorities.

These confidentiality obligations will not restrict any disclosure required by order of a court or any government agency, provided that the Receiving Party gives prompt notice to the Disclosing Party of any such order and reasonably cooperates with the Disclosing Party at the Disclosing Party’s request and expense to resist such order or to obtain a protective order.

16.	APPLICABLE LAW

This contract shall be governed by the laws of the State of Georgia, without regard to or application of conflicts of laws rules or principles.

17.	RIGHTS OF THE PARTIES ARE CUMULATIVE

The rights of the Parties hereunder are cumulative and no exercise or enforcement by a Party of any right or remedy hereunder shall preclude the exercise or enforcement by a Party of any other right or remedy hereunder or which a Party is entitled by law or equity to enforce.

18.	ORIGINAL MEDIA GENERAL AGREEMENT

On the Effective Date, the Parties acknowledge and agree that this Agreement will be in full force and effect and that the Original Media General Agreement will terminate.

[signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date set forth above.

SP NEWSPRINT CO.

By:	/s/ Joseph R. Gorman
Name:	Joseph R. Gorman
Title:	President

MEDIA GENERAL OPERATIONS, INC.

By:	/s/ John A. Schauss
Name:	John A. Schauss
Title:	Vice President – Finance & Chief Financial Officer